Exhibit 10.q

First Bancorp Annual Incentive Plan

February 24, 2015

Updated February 4, 2020

This is a summary of the First Bancorp Annual Incentive Plan and is not a formal legal document.

First Bancorp Annual Incentive Plan

Introduction

First Bancorp (“First Bancorp” or the “Bank”) is committed to rewarding key employees for their contributions to First Bancorp’s success. The First Bancorp Annual Incentive Plan (the “Plan”) is part of a total compensation package which may include base salary, annual incentives, long-term incentives and benefits. The Plan is designed to:

–Focus executives on building a strong foundation for success and long-term sustainability that will         enhance shareholder value.
–Communicate expectations in terms of business goals and results.
–Recognize and reward achievement of the Bank’s annual business goals.
–Motivate and reward Maximum performance.
–Attract and retain talent needed for First Bancorp’s success.
–Be competitive with the market.
–Encourage teamwork and collaboration.
–Ensure incentives are appropriately risk-balanced.

Effective Date and Plan Administrator

The Plan is effective January 1, 2015. The Plan Administrator is the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”). Participation and the aggregate amount of the payments to be awarded under this Plan are approved by the Committee Members. The Committee shall make its determinations regarding eligibility, performance criteria, payouts and other terms and conditions typically within 90 days of the commencement of the performance period. The Committee may delegate authority to appropriate officers, employees or agents of the Company to perform ministerial duties related to Plan administration, subject to compliance with applicable laws.

Performance Period / Plan Year

The Performance Period is January 1st through December 31st (the “Plan Year”), although the Committee shall have discretion to establish performance periods that are longer or shorter than the Plan Year.

Participation and Eligibility

The Chief Executive Officer (“CEO”) participates in the Plan unless the Committee deems otherwise. The CEO recommends other participants for inclusion in the Plan.

Credit Quality and Regulatory Examinations

In the Committee’s discretion, awards will not be paid (or in the case of restricted stock, granted), regardless of performance, if 1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action (excluding MRAs) where the Committee considers it imprudent to provide awards under this Plan, and/or 2) after a review of the Company’s credit quality measures, the Committee considers it imprudent to provide awards under this plan.

Incentive Award Opportunities

Each Participant eligible for an award for a Performance Period will be assigned a target award, expressed as a percentage of the Participant’s annual salary as of December 31 of the Performance Period (the “Target Award”). Based on market conditions and an assessment of the Company’s financial condition and anticipated performance, the Committee shall have the ability at the beginning of the Plan Year to reduce each participant’s Target Award for that Plan Year by a stated percentage, as deemed appropriate.

Participants that will receive a portion of their payout in restricted stock, as determined by the CEO, will be notified at the beginning of the period. The Committee will be provided a summary of participants receiving payouts as a combination of cash and stock.

Establishment of Performance Measures, Goals, Weightings and Definitions

The CEO recommends for approval by the Committee the performance measures, goals, weightings and definitions at the beginning of the Plan Year. For purposes of this Plan, these terms have the following meanings:

Performance Measures – The criteria for which awards may be paid. Performance measures may be financial or non-financial.

Goals – Identifies the specific results required to achieve a certain level of performance. Goals may be quantitative or qualitative. For each performance measure, a threshold, target and Maximum goal is established.

–Threshold – is the minimum level of performance for which an award is paid. If performance is below threshold, the score for the goal is zero. Performance at threshold results in a payment equal to 50% of the targeted incentive opportunity
–Target – is the expected level of performance. Performance at target results in a score for the goal equal to 100% of the targeted incentive opportunity.
–Maximum – is considered outstanding performance. Performance at Maximum results in a score for the goal equal to 150% of the participant’s targeted incentive opportunity, which is the highest amount to be paid under the Plan.

Weightings – Weightings are used to differentiate the relative importance/priority of the performance measures. Each performance measure is weighted, and the total of all performance measures for a Plan Year equals 100%.

Definitions – Each performance measure is described at the beginning of the Plan Year. Qualitative measures should carry, at a minimum, a general description of the criteria which will be reviewed in order to make an assessment regarding performance.

Schedules detailing the Performance Measures, Goals and Weights, including those applicable to the NEOs, will be provided to the Committee for approval annually within 90 days of the Plan Year commencement. In addition, NEO participants and their payout options (cash and stock combination) will be presented to the Committee annually for approval.

Award Criteria
If the Bank meets or exceeds the award funding goals, award payouts are based on the participant achieving Bank and/or Branch/Department goals using a balanced scorecard. The following provides an example of the scorecard:

Performance Measure	Weight	Threshold (50% payout	Target (100% payout	Maximum (150% payout
Bank Goal #1	x%	TBD	TBD	TBD
Bank Goal #2	x%	TBD	TBD	TBD
Branch/Department Goal #1	x%	TBD	TBD	TBD
Branch/Department Goal #2	X%	TBD	TBD	TBD

Managers shall have the discretion to adjust payouts for Participants they oversee based on an assessment of relative performance.

Determination of Payout Level

Following the end of the applicable Performance Period, actual performance will be compared to the relevant Performance Measures and Goals. Performance between Threshold and Target and Target and Maximum will be interpolated. A listing of actual performance levels of, and proposed award payments to, Participants will be available to the Committee for review. Payout information will be presented in summary format as deemed appropriate, except that the Committee shall review individual payouts for Named Executive Officers (as determined in accordance with securities laws).

Award Payouts

Awards will be paid within two and one half months following the end of the program year or otherwise in a manner intended to be exempt from, or in compliance with, Section 409A of the Code. Awards will be paid out as a percentage of a participant’s base earnings, modified as appropriate for manager discretionary adjustments.

Certain Participants may receive a portion of their award in restricted stock. In determining the number of shares granted, the Company will determine the dollar value to be awarded as restricted stock divided by the closing price on the grant date, rounded up to the closest share. These shares may be subject to vesting and other terms and conditions, which will be indicated in a separate award agreement.

Awards shall be subject to withholding for required income and other applicable taxes, and the Company’s obligation to pay such awards shall be subject to compliance with applicable withholding or other tax requirements.

The employee must be employed on a full or part-time basis at the date of payment or in the case of restricted stock, the date of the award. Participants who have an unsatisfactory performance rating at the time of payment are not eligible to receive an award.

Without Committee approval, the total amount of all award payouts shall not exceed the general ledger accrual on the company’s books and records. This may result in a proration of awards paid to all employees.

New Hires, Promotions, Transfers, Role Changes and Leave of Absence

New hires eligible for participation in year of hire will receive a pro-rated award based on the number of months worked during the Plan Year.

Participants that are promoted or change roles where the participant becomes eligible or ineligible for an award or experience a change in incentive opportunity will be paid out on a pro-rated basis using their status and the effective date of their eligibility for the Plan. Award amounts will be calculated using the participant’s base earnings and the incentive target for the applicable period.

Participants that move from one branch to another will have their payout based the performance score of the branch they worked at for the majority of the year.

Participants that have an approved leave of absence are eligible to receive a pro-rated award calculated using their time in active status as permitted by the Family Medical Leave Act or other applicable state and federal laws and regulations.

Termination of Employment

To encourage retention, a participant must be an active employee of the Bank on the payment date to receive an award or in the case of restricted stock, the date of the award. Please see below for exceptions in the event of death, disability and retirement. Participants who terminate employment prior to the payment date will not be eligible to receive an award.

Death and Disability

If a participant ceases to be employed by the Bank due to disability as defined under the Bank’s long-term disability program, his/her incentive award for the Plan Year will be paid in cash and pro-rated to the date of termination.

In the event of death, the Bank will pay to the participant’s estate in cash the pro rata portion of award that had been earned by the participant during his/her period of employment.

Plan Documentation

Each participant will receive documentation at the beginning of the Plan Year indicating their specific performance measures, weightings and goals for the Plan Year. This Plan Summary is available to all participants at any time upon request.

Administration

The Program is authorized by First Bancorp’s Board of Directors and administered by the Committee. To ensure proper alignment with the Company’s business objectives, the Program will be reviewed periodically by the Committee. First Bancorp’s Board of Directors has the authority to amend the Program but the Committee has the authority to determine awards and performance measures under the Program, to interpret the Program and to make or nullify any rules and procedures, as necessary, for proper administration of the Program. Any determination by the Committee will be final and binding on all participants.

Plan Changes or Discontinuance

First Bancorp has developed the Plan on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, the Committee may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time. Examples of substantial changes may include mergers, dispositions or other corporate transactions, changes in laws or accounting principles or other events that would in the absence of some adjustment, frustrate the intended operation of this arrangement.

The Committee may, at its sole discretion, waive, change or amend the Plan as it deems appropriate.

No Entitlement to Incentive Compensation

Each Plan participant is eligible for a distribution under the Plan only upon attainment of certain performance objectives defined under the Plan and after the approval by the Participant’s manager and approval of the award by the Committee.

Participants Rights not Assignable; No Right to Participate

Any participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process. Nothing contained in this Plan shall confer upon any employee any right to continued employment, nor does the Plan affect the right of First Bancorp to terminate a Plan participant’s employment. Participation in the Plan does not confer rights to participation in other Bank plans, including annual or long-term incentive plans, non- qualified retirement or deferred compensation plans or other perquisite plans.

Recoupment in the Event of Accounting Restatements (Clawback)

Participants may be subject to a clawback policy. Participants who are determined to be subject to the clawback policy will be notified in writing.

If the Bank is required to restate its financial statements for any reporting period due to any misstatement or omission of material fact, any failure to report its financial condition or financial results in accordance with GAAP in any material respect, or any requirement of federal law or regulation, each Participant shall, unless otherwise determined in the sole discretion of the Committee, reimburse the Bank upon receipt of written notification for any portion of an award payment resulting from the circumstance requiring such restatement. In calculating such amount, the Committee shall compare the calculation of the amount of award payment based on the restated financial statements to the amount of award payment based on the financial statements that were required to be restated. The Company has the right to modify a Participant’s future incentive payments or cancel unvested restricted stock awards should repayment by the Participant not occur.

Risk Mitigation

First Bancorp seeks to appropriately balance risk with financial rewards in the Plan design and implementation. The compensation arrangements in this Plan are designed to be sufficient to incent participants to achieve approved strategic and tactical goals while at the same time not be excessive or lead to material financial loss to the Bank. As stated in the Credit Quality and Regulatory Examinations section above, in the Committee’s discretion, awards will not be paid (or in the case of restricted stock, granted), regardless of performance, if 1) any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other negative directive action (excluding MRAs) where the Committee considers it imprudent to provide awards under this Plan, and/or 2) after a review of the Company’s credit quality measures, the Committee considers it imprudent to provide awards under this plan.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Bank's interpretation expressed by the Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by this Plan to which the employee would otherwise be entitled will be revoked or if paid, be obligated to repay any incentive award earned during the award period in which the wrongful conduct occurred regardless of employment status.

Severability

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

Section 409A

This Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the

Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following “Specified Employee’s” “Separation from Service” (as those terms are defined in Section 409A) shall instead be paid on the first payroll date after the six-month anniversary of such Specified Employee’s Separation from Service (or death, if either). Notwithstanding the foregoing, the Bank shall have no obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A, nor will the Bank have any liability to any Participant for such tax or penalty.

Choice of Law

The Plan and the transactions and payments described herein shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of North Carolina, except to the extent preempted by federal law.

Plan Approval

IN WITNESS WHEREOF, the parties have executed and approved the Plan effective as of February 4, 2020.

/s/ Richard H. Moore

Chief Executive Officer

/s/ James C. Crawford, III

Chair, Compensation Committee

This Plan is proprietary and confidential to First Bancorp and its employees and should not be shared outside the organization other than as required by executive compensation reporting and disclosure requirements.